UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 14, 2005

Irvine Sensors Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 549-8211

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Irvine Sensors Corporation (the “Company”) amends its Current Report on Form 8-K dated November 16, 2005 (filed on November 18, 2005) (the “Form 8-K”) as set forth in this Current Report on Form 8-K/A (Amendment No. 1) (the “Form 8-K/A”).

This Form 8-K/A includes amendments to the following sections of the Form 8-K regarding the material employment terms for the Company’s Chief Product Officer and Senior Vice-President, Dr. Joseph Carleone, and regarding the appointment of one of the Company’s directors, General (ret.) Frank Ragano, to a committee of the Company’s Board of Directors:

1. Item 1.01. Entry into a Material Definitive Agreement. This Item is added to briefly describe the material employment terms for Dr. Carleone.

2. Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers. Pursuant to Instruction 2 to Item 5.02 of Form 8-K, this Item is updated for the January 20, 2006 appointment of Gen. Ragano to a committee of the Company’s Board of Directors.

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2005, Dr. Joseph Carleone commenced employment with the Company as a Senior Vice President and its Chief Product Officer pursuant to an offer of employment, the material terms of which are as follows:

1. Dr. Carleone will receive an annual salary of $225,014, subject to annual performance and review;

2. Dr. Carleone will be eligible to participate in the Company’s bonus plan which will provide a target incentive bonus opportunity ranging from 10% to 100% of annual salary, depending on financial results;

3. Dr. Carleone will be reimbursed for selling costs from the sale of his home in connection with a relocation; and

4. Dr. Carleone will be entitled to severance pay equivalent to one year’s salary in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 20, 2006, one of the Company’s directors, General (ret.) Frank Ragano, whose term of office as a director of the Company commenced on November 16, 2005, was appointed to the Nominating and Corporate Governance Committee of the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: January 25, 2006	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr. Senior Vice President and Chief Financial Officer